Exhibit 5.1

Our ref                  YCU/757220-000003/28512654v4

APRINOIA Therapeutics Inc.

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

17 May 2024

Dear Sirs

APRINOIA Therapeutics Inc.

We have acted as Cayman Islands legal advisers to APRINOIA Therapeutics Inc. (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of the Company's ordinary shares of par value US$0.4 each (the "Shares").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 24 June 2016 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 26 September 2021 and effective on 14 October 2021 and amended by resolutions of the shareholders of the Company passed on 22 November 2022 (the "Pre-IPO Memorandum and Articles").

1.3	The second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 8 March 2024 and effective immediately prior to the completion of the Company’s initial public offering of the Shares (the "Post-IPO Memorandum and Articles").

1.4	The written resolutions of the board of directors of the Company dated 24 January 2024 and 6 March 2024 (the "Board Resolutions").

1.5	The written resolutions of the shareholders of the Company dated 8 March 2024 (the "Shareholders' Resolutions").

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.7	A certificate of good standing dated 26 April 2024, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company immediately prior to the completion of the Company’s initial public offering of the Shares will be US$50,000,000 divided into 125,000,000 shares, comprising of (i) 100,000,000 ordinary shares of a par value of US$0.4 each, and (ii) 25,000,000 undesignated shares of a par value of US$0.4 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Post-IPO Memorandum and Articles.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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